Exhibit 5.1

July 29, 2009

Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California  94085-4521

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pharmacyclics, Inc., a Delaware corporation (the "Company"), in connection with the filing of its registration statement on Form S-3 (File No. 333-159618) (the "Original Registration Statement") relating to the registration of shares of the Company's common stock, par value $0.0001 per share (the "Common Stock") to be sold for an aggregate purchase price of up to $24 million (the "Original Shares), issuable upon exercise of rights (the "Rights") to be distributed to holders of record of shares of the Common Stock as of the record date for a proposed rights offering by the Company. Pursuant to Rule 462(b) promulgated under Securities Act of 1933, as amended (the “Securities Act”), the Company has filed a registration statement on Form S-3 (the “New Registration Statement”) increasing the number of shares of Common Stock to be sold by the Company by an aggregate purchase price of $4.8 million (the “New Shares”), issuable upon the exercise of Rights, from up to $24 million to up to $28.8 million.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission").

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the New Registration Statement, (ii) the Original Registration Statement, (iii) the prospectus forming a part of the Original Registration Statement (the "Prospectus"), (iii) the form of certificate to represent the Rights, (iv) the Company's Certificate of Incorporation and By-laws, each as amended to date, (v) the Company's corporate proceedings, and (vi) such other documents as we have considered appropriate for the purposes of this opinion. We have also reviewed such other matters of law and have examined and have relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below. In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

July 29, 2009

Based upon the foregoing, we are of the opinion that (i) the Rights have been duly authorized and, when issued, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) the New Shares have been duly authorized, and when the New Shares are issued upon the exercise of the Rights in accordance with their terms as described in the Original Registration Statement, including payment of the subscription price, the New Shares will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to any laws other than the laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the New Registration Statement and to the reference made to our firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

This opinion is being furnished in connection with the New Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP